FORM OF 2022 MANAGEMENT INCENTIVE PLAN-TIED
RESTRICTED STOCK UNIT AGREEMENT
FOR THE CARNIVAL CORPORATION 2020 STOCK PLAN

THIS MANAGEMENT INCENTIVE PLAN-TIED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) shall apply to the grant of the fiscal 2022 Management Incentive Plan-Tied Restricted Stock Units made to Executives of Carnival Corporation, a corporation organized under the laws of the Republic of Panama, (the “Company”) or executives of an Affiliate, on [GRANT DATE] (the “Grant Date”) under the Carnival Corporation 2020 Stock Plan (the “Plan”).

1.    Grant of Management Incentive Plan Tied Restricted Stock Units.

(a)    Grant. The Company hereby makes to the Executive the fiscal 2022 Management Incentive Plan-Tied restricted stock unit grant consisting of that number of Management Incentive Plan-Tied restricted stock units (the “MTE RSUs”) set forth in the Executive’s EquatePlus portfolio, on the terms and conditions set forth in the Plan and this Agreement. Each MTE RSU represents the right to receive payment in respect of one Share as of the Settlement Date (as defined below), to the extent the Executive is vested in such MTE RSUs as of the Settlement Date, subject to the terms of this Agreement and the Plan. The MTE RSUs are subject to the restrictions described herein, including forfeiture under the circumstances described in Section 3 hereof (the “Restrictions”). The Restrictions shall lapse and the MTE RSUs shall vest and become nonforfeitable in accordance with Section 2 and Section 3 hereof.

(b)    Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement, and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Executive and his legal representative in respect of any questions arising under the Plan or this Agreement. In the event there is any inconsistency between the provisions of the Plan and this Agreement, the provisions of the Plan shall govern.

2.    Terms and Conditions.

(a)    Vesting. Except as otherwise provided in Section 3 hereof, the MTE RSUs shall vest and become non-restricted [VESTING QUANTITY] on [VESTING DATE(S)] or the next market trading day if February 15th falls on a holiday or weekend. Notwithstanding the foregoing, the Committee shall have the authority to remove the Restrictions on the MTE RSUs whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the Grant Date, such action is appropriate.

(b)    Settlement. The obligation to make payments and distributions with respect to MTE RSUs shall be satisfied through the issuance of one Share for each vested and non-restricted MTE RSU, less applicable withholding taxes (the “settlement”), and the settlement of the MTE RSUs may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The MTE RSUs shall be settled on the first trading date occurring on or after the date that the MTE RSUs vest and are non-restricted (as applicable, the “Settlement Date”), except as otherwise provided in Sections 3 and 6 (a).

(c)    Dividends and Voting Rights. Each outstanding MTE RSU shall be credited with dividend equivalents equal to the dividends (including extraordinary dividends if so determined by the Committee) declared and paid to shareholders of the Company in respect of one Share. Dividend equivalents shall not bear interest and shall be subject to the same Restrictions as the MTE RSUs to which they are attributable. On the Settlement Date, such dividend equivalents in respect of each vested MTE RSU shall be settled by delivery to the Executive of a number of Shares equal to the quotient obtained by dividing (i) the aggregate accumulated value of such dividend equivalents by (ii) the Fair Market Value of a Share on the date that is 30 days prior to the applicable vesting date, rounded down to the nearest whole share, less any applicable withholding taxes. No dividend equivalents shall be accrued for the benefit of the Executive with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Executive has forfeited the MTE RSUs. The Executive shall have no voting rights with respect to the MTE RSUs or any dividend equivalents.

(d)    The dates set forth in this Section 2 (which include by reference Sections 3 and 6(a)) and disregarding any discretionary early release of restrictions in Section 2 for amounts which would not be a short-term deferral pursuant to Section 409A, have been specified for the purpose of complying with Section 409A of the Code. To the extent payments are made during the periods permitted under Section 409A of the Code, the Company shall be deemed to have satisfied its obligations under the Plan and shall not be in breach of its payments obligations hereunder.

3.    Termination of Employment or Service with the Company.

(a)    Termination by the Company for Cause. If the Executive’s employment or service with the Company or an Affiliate terminates for Cause, then all outstanding MTE RSUs shall immediately terminate on the date of termination of employment or service.

(b)    Termination by the Company Not for Cause. If the Executive’s employment is terminated by the Combined Group and its Affiliates other than for Cause (as defined below) (and other than by reason of Disability or pursuant to Section 3(f) below), then the Executive shall be deemed to have vested on the date of termination in a number of MTE RSUs equal to the product of (i) the number of MTE RSUs granted multiplied by (ii) a fraction, the numerator of which is the number of days elapsed during the period commencing on the Grant Date through and including the date of termination, and the denominator of which is [NUMBER OF DAYS IN VESTING PERIOD] rounded down to the nearest whole MTE RSU, and the remaining unvested portion of the MTE RSUs shall terminate on the date of termination of employment or service. These MTE RSUs shall vest in accordance with the schedule set forth in Section 2(a) and shall be settled in accordance with Section 2(b) (without regard to the requirement that Executive remain employed by a member of the Combined Group or an Affiliate).

(c)    Death or Disability. If the Executive’s employment or service with the Company or an Affiliate terminates by reason of his or her death or Disability, the Restrictions shall lapse as to 100% of the MTE RSUs and the MTE RSUs shall fully vest and become non-restricted on the date of termination and shall be settled in accordance with Section 2(b).

(d)    Termination Upon Attaining Retirement Age for US Taxpayers. With respect to a termination to occur on or after attaining Retirement Age, if (i) the Participant provides three months advance notice of resignation in writing via email to ownership@carnival.com (or by other means deemed acceptable by the Company) and completes such service or (ii) is involuntarily terminated without cause, then the MTE RSUs shall be fully vested on the date of termination and shall become non-restricted and be settled on a date selected by the Company provided such date falls within permitted section 409A and section 457A short-term deferral periods. If notice of resignation and applicable service is not provided, then the MTE RSUs shall be governed by 3(f) below.
(e)    Termination Upon Attaining Retirement Age for Non-US Taxpayers. The MTE RSUs shall become non-forfeitable upon the Participant’s attainment of Retirement Age while in the employ of the Company or an Affiliate but shall remain subject to all other Restrictions.

(f)    Termination After Change in Control. In accordance with Section 13(a) of the Plan, if the Executive’s employment is terminated by the Combined Group and its Affiliates other than for Cause upon or within 12 months following a Change in Control, the Restrictions shall lapse as to 100% of the MTE RSUs and the MTE RSUs shall fully vest on the date of termination and shall be settled in accordance with Section 2(b) without regard to Section 2(a).

(g)    Other Termination. If the Executive’s employment or service with the Company terminates for any reason other than as otherwise described in the foregoing provisions of this Section 3 (whether due to voluntary termination or otherwise), then all outstanding MTE RSUs shall immediately terminate on the date of termination of employment or service.

(h)    Breach of Restrictive Covenants. Notwithstanding anything herein to the contrary, no release of MTE RSUs shall be made, and all unreleased MTE RSUs issued hereunder and all rights under this Agreement shall be forfeited, if (i) the Executive shall engage in competition, as more particularly described in Section 4, or (ii) the Executive violates the nondisclosure provisions set forth in Section 5.

(i)    Released MTE RSUs. Following Executive’s termination of employment or service with the Company or an Affiliate for any reason, the Executive (or the Executive’s beneficiary or legal representative, if applicable) must provide for all Stock underlying released MTE RSUs (including those issued under this Agreement as well as Shares underlying released MTE RSUs issued under any other similar agreement, whether on account of termination or previously released in connection with the vesting terms of such similar agreement) to be liquidated or transferred to a third party broker no later than six months following the later of (i) Executive’s date of termination or (ii) the latest Settlement Date or other applicable vesting or settlement date (whether under this Agreement or a similar agreement) occurring following the Executive’s termination. If the Executive (or the Executive’s beneficiary, as applicable) fails to liquidate or transfer the Stock prior to the end of the applicable six month period, the Company is hereby authorized and directed by the Executive either, in the Company’s discretion: (i) to sell any such remaining Stock on the Executive’s (or the Executive’s beneficiary’s) behalf on the first trading date following the end of such period on which the Company is not prohibited from selling such Stock; or (ii) to transfer such Shares to the Company’s stock transfer agent for registration in the Executive’s (or the Executive’s beneficiary’s) name. The Company will not be responsible for any gain or loss or taxes incurred with respect to the Stock underlying the released MTE RSUs in connection with such liquidation or transfer.

4.    Non-Competition. The services of the Executive are unique, extraordinary and essential to the business of the Combined Group and its Affiliates. Accordingly, in consideration of the MTE RSUs granted hereunder, the Executive agrees that he/she will not, without the prior written approval of the Board, at any time during the term of his/her employment with the Combined Group or its Affiliates and (except as provided below) for the then remaining duration of the Restrictions on the MTE RSUs, if any, following the date on which the Executive’s employment with the Combined Group or its Affiliates terminates, directly or indirectly, within the cruise industry wherever located, engage in any business activity directly or indirectly competitive with the business of the Combined Group or its Affiliates, or serve as an officer, director, owner, consultant, or employee of any organization then in competition with the Combined Group or its Affiliates. In addition, the Executive agrees that during such restricted period following his/her employment with the Combined Group or its Affiliates, he/she will not solicit, either directly or indirectly, any employee of the Combined Group or its Affiliates, its subsidiaries or division, who was such at the time of the Executive’s separation from employment hereunder. In the event that the provisions of this Section 4 should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

5.    Non-Disclosure. The Executive expressly agrees and understands that Combined Group or its Affiliates own and/or control information and material which is not generally available to third parties and which Combined Group or its Affiliates consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the ”Confidential Information”). The Executive hereby acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of Combined Group or its Affiliates, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to Combined Group or its Affiliates and its officers and agents other than in the ordinary course of business. The Executive hereby acknowledges that disclosure of Combined Group or its Affiliates’ Confidential Information to and/or use by anyone other than in Combined Group or its Affiliates’ ordinary course of business would result in irreparable and continuing damage to Combined Group or its Affiliates. Accordingly, the Executive agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of his/her employment with Combined Group or its Affiliates (or any member of the Combined Group or its Affiliates) or at any time thereafter, he/she will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by himself or by any third parties, except in effecting Executive’s duties for Combined Group or its Affiliates in the ordinary course of business. The Executive agrees to keep all such records in connection with the Executive’s employment as Combined Group or its Affiliates may direct, and all such records shall be the sole and absolute property of Combined Group or its Affiliates. The Executive further agrees that, within five (5) days of Combined Group or its Affiliates’ request, he/she shall surrender to Combined Group or its Affiliates any and all documents, memoranda, books, papers, letters, price lists, notebooks, reports, logbooks, code books, salesmen records, customer lists, activity reports, video or audio recordings, computer programs and any and all other data and information and any and all copies thereof relating to Combined Group or its Affiliates’ business or any Confidential Information.

Notwithstanding the foregoing, nothing in this Agreement prohibits the Executive from voluntarily communicating, without notice to or approval by the Company, with any federal or state government agency about a potential violation of a federal or state law or regulation or to participate in investigations, testify in proceedings regarding the Company's or an Affiliate’s past or future conduct, or engage in any activities protected under whistle blower statutes. Further, pursuant to the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally, or civilly, liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, the Executive may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, if the Executive files a lawsuit alleging retaliation by the Company or an Affiliate for reporting a suspected violation of the law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret in the court proceeding, if the Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

6.    Miscellaneous.

(a)    Compliance with Legal Requirements. The granting and settlement of the MTE RSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. If the settlement of the MTE RSUs would be prohibited by law, the settlement shall be delayed until the earliest date on which the settlement would not be so prohibited.

(b)    Transferability. Unless otherwise provided by the Committee in writing, the MTE RSUs shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Executive other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c)    Tax Withholding. The Executive acknowledges that, regardless of any action taken by the Company or, if different, the Executive’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Executive’s participation in the Plan and legally applicable to the Executive (Tax-Related Items), is and remains the Executive’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Executive further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the MTE RSUs, including, but not limited to, the grant, vesting or settlement of the MTE RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the MTE RSUs to reduce or eliminate the Executive’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Executive is subject to Tax-Related Items in more than one jurisdiction, the Executive acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Executive agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Executive authorizes the Company or its agent to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Executive’s wages or other cash compensation paid to the Executive by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the MTE RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Executive’s behalf pursuant to this authorization without further consent); or (iii) withholding in Shares to be issued upon settlement of the MTE RSUs. Further, notwithstanding anything herein to the contrary, the Company may cause a portion of the MTE RSUs to vest prior to the applicable date set forth in Sections 2 or 3 of this Agreement in order to satisfy any Tax-Related Items that arise prior to the date of settlement of the MTE RSUs; provided that to the extent necessary to avoid a prohibited distribution under Section 409A of the Code, the number of MTE RSUs so accelerated and settled shall be with respect to a number of Shares with a value that does not exceed the liability for such Tax-Related Items.

Notwithstanding the foregoing, if the Executive is an officer subject to Section 16 of the Exchange Act, the Company will not withhold in Shares upon the relevant taxable or tax withholding event other than where U.S. federal tax withholding is required upon lapse of the forfeiture restrictions pursuant to Sections 3(b), (d) or 3(e) of this Agreement, or if otherwise approved in advance by the Committee or the Board.

Depending on the withholding method, the Company may withhold or account for Tax- Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Executive will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Executive is deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Executive agrees to pay to the Company or the Employer any amount of Tax- Related Items that the Company or the Employer may be required to withhold or account for as a result of the Executive’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of

Shares, if the Executive fails to comply with the Executive’s obligations in connection with the Tax-Related Items.

(d)    Nature of Grant. In accepting the grant, the Executive acknowledges, understands and agrees that:

(i)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(ii)    the grant of the MTE RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of MTE RSUs, or benefits in lieu of MTE RSUs, even if MTE RSUs have been granted in the past;

(iii)    all decisions with respect to future awards or other grants, if any, will be at the sole discretion of the Company;

(iv)    the Executive is voluntarily participating in the Plan;

(v)    the MTE RSUs and the Shares subject to the MTE RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(vi)    the MTE RSUs and the Shares subject to the MTE RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(vii)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(viii)    no claim or entitlement to compensation or damages shall arise from forfeiture of the MTE RSUs resulting from the termination of the Executive’s employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Executive is employed or the terms of the Executive’s employment agreement, if any);

(ix)    unless otherwise agreed with the Company, the MTE RSUs and the Shares, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Executive may provide as a director of the Company or any member of the Combined Group and its Affiliates;

(x)    unless otherwise provided in the Plan or by the Company in its discretion, the MTE RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the MTE RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(xi)    if the Executive resides outside the United States or is otherwise subject to the laws of a country outside the United States:

(A)    the MTE RSUs and the Shares subject to the MTE RSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose; and

(B)    neither the Company, the Employer or any member of the Combined Group or its Affiliates shall be liable for any foreign exchange rate fluctuation between the Executive’s local currency and the United States Dollar that may affect the value of the MTE RSUs or of any amounts due to the Executive pursuant to the settlement of the MTE RSUs or the subsequent sale of any Shares acquired upon settlement.

(e)    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Executive’s participation in the Plan, or the Executive’s acquisition or sale of the underlying Shares. The Executive should consult with the Executive’s own personal tax, legal and financial advisors regarding the Executive’s participation in the Plan before taking any action related to the Plan.

(f)    Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, in the case of fraud, negligence, intentional or gross misconduct or other wrongdoing on the part of Executive (or any other event or circumstance set forth in any clawback policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) that results in a material restatement of the Company’s issued financial statements, such Executive will (i) forfeit any unvested MTE RSUs and (ii) be required to reimburse the Company for all or a portion, as determined by the Committee in its sole discretion, of any income or gain realized on the settlement of the MTE RSUs or the subsequent sale of Shares acquired upon settlement of the MTE RSUs with respect to any fiscal year in which the Company’s financial results are negatively impacted by such restatement. The Executive agrees to and shall be required to repay any such amount to the Company within 30 days after the Company demands repayment. In addition, if the Company is required by law to include an additional “clawback” or “forfeiture” provision to outstanding grants, under the Dodd- Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or forfeiture provision shall also apply to this Agreement as if it had been included on the Grant Date and the Company shall promptly notify the Executive of such additional provision. In addition, if a Executive has engaged or is engaged in Detrimental Activity after the Executive’s employment or service with the Company or its subsidiaries has ceased, then the Executive, within 30 days after written demand by the Company, shall return any income or gain realized on the settlement of the MTE RSUs or the subsequent sale of Shares acquired upon settlement of the MTE RSUs.

(g)    Code Section 409A. To the extent that the Executive is subject to U.S. federal tax and the MTE RSUs are considered “nonqualified deferred compensation” subject to Section 409A of the Code: (i) references in this Agreement to “termination of employment” or “termination of service” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code; and (ii) if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, any settlement of the MTE RSUs upon the Executive’s separation from service shall be made to the Executive on the first trading date following the date that is six months after the date of the Executive’s separation from service or, if earlier, the Executive’s date of death. For purposes of Section 409A of the Code, each payment that may be made in respect of the MTE RSUs is designated as a separate payment.

(h)    No Rights as Stockholder. The Executive shall not be deemed for any purpose to be the owner of any Shares subject to the MTE RSUs. The Company shall not be required to set aside any fund for the payment of the MTE RSUs.

(i)    Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(j)    Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Executive, at the Executive’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

(k)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(l)    No Rights to Continued Employment. Nothing in the Plan or in this Agreement shall be construed as giving the Executive any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Executive at any time for any reason whatsoever. The rights and obligations of the Executive under the terms and conditions of the Executive’s office or employment shall not be affected by this Agreement. The Executive waives all and any rights to compensation and damages in consequence of the termination of the Executive’s office or employment with any member of the Combined Group or any of its Affiliates for any reason whatsoever (whether lawfully or unlawfully) insofar as those rights arise, or may arise, from the Executive’s ceasing to have rights under or the Executive’s entitlement to the MTE RSUs under this Agreement as a result of such termination or from the loss or diminution in value of such rights or entitlements. In the event of conflict between the terms of this Section 6(l) and the Executive’s terms of employment, this Section will take precedence.

(m)    Beneficiary. In the event of the Executive’s death, any Shares that vest pursuant to Section 3(b) of this Agreement will be issued to the legal representative of the Executive’s estate.

(n)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Executive and the beneficiaries, legal representatives, executors, administrators, heirs and successors of the Executive.

(o)    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Executive in accordance with the Plan.

(p)    Governing Law; JURY TRIAL WAIVER. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Florida. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

(q)    Data Protection. The Employer, the Company and any Affiliate may collect, use, process, transfer or disclose the Executive’s Personal Information for the purpose of implementing, administering and managing the Executive’s participation in the Plan, in accordance with the Carnival Corporation & plc Equity Plans Participant Privacy Notice the Executive previously received. (The Executive should contact ownership@carnival.com if he or she would like to receive another copy of this notice.) For example, the Executive’s Personal Information may be directly or indirectly transferred to Equatex AG or any other stock plan service provider as may be selected by the Company, and any other third parties assisting the Company with the implementation, administration and management of the Plan.

(r)    Insider Trading/Market Abuse Laws. The Executive may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, the United Kingdom, and the Executive’s country, which may affect the Executive’s ability to directly or indirectly, for his- or her- self or a third party, acquire or sell, or attempt to sell, Shares under the Plan during such times as the Executive is considered to have “inside information” regarding the Company (as defined by the laws and regulations in the applicable jurisdiction, including the United States, the United Kingdom, and the Executive’s country), or may affect the trade in Shares or the trade in rights to Shares under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Executive placed before the Executive possessed inside information. Furthermore, the Executive could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Local insider trading laws and regulations may be the same or different from any Company insider trading policy. The Executive acknowledges that it is the Executive’s responsibility to be informed of and compliant with such regulations, and the Executive should speak to the Executive’s personal advisor on this matter.

(s)    Foreign Asset/Account, Exchange Control and Tax Reporting. The Executive may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends, dividend equivalents and the proceeds arising from the sale of Shares) derived from the Executive’s participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside the Executive’s country. The applicable laws of the Executive’s country may require that the Executive report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Executive also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to the Executive’s country through a designated bank or broker within a certain time after receipt. The Executive acknowledges that the Executive is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult the Executive’s personal legal advisor on this matter.

(t)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(u)    Language. The Executive acknowledges that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient, so as to allow him or her to understand the terms and conditions of this Agreement. If the Executive has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(v)    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Executive hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(w)    Country-Specific Provisions. The MTE RSUs shall be subject to the additional terms and conditions set forth in Appendix A to this Agreement for the Executive's country, if any. Moreover, if the Executive relocates to one of the countries included in Appendix A, the terms and conditions for such country will apply to the Executive, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

(x)    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Executive's participation in the Plan, on the MTE RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Executive to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day first written above.

CARNIVAL CORPORATION

By: _________________________

APPENDIX A

Country Specific Information

TERMS AND CONDITIONS

This Appendix A includes additional terms and conditions that govern the Award granted to the Executive if the Executive resides in one of the countries listed herein. This Appendix A forms part of the Agreement. These terms and conditions are in addition to, or if so indicated, in place of, the terms and conditions in the Agreement.

If the Executive is a citizen or resident of a country other than the one in which the Executive is currently working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to the Executive under these circumstances.

NOTIFICATIONS

This Appendix A also includes information regarding exchange controls, securities laws and certain other issues of which the Executive should be aware with respect to the Executive's participation in the Plan. The information is based on the exchange control, securities laws and other laws in effect in the respective countries as of December 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Executive not rely on the information noted herein as the only source of information relating to the consequences of the Executive's participation in the Plan because the information may be out of date at the time the Executive vests in the Award or when the Executive sell the Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Executive's particular situation, and the Company is not in a position to assure the Executive of any particular result. Accordingly, the Executive is advised to seek appropriate professional advice as to how the relevant laws in the Executive's country may apply to the Executive's situation.

Finally, if the Executive is a citizen or resident of a country other than the one in which the Executive is currently working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the information contained herein may not be applicable in the same manner to the Executive.

Capitalized terms not explicitly defined in this Appendix A but defined in the Agreement or Plan shall have the same definitions as in the Plan and/or the Agreement.

AUSTRALIA

NOTIFICATIONS

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act of 1997 (Cth) (the “Act”) applies (subject to the conditions of the Act).

Securities Law Information. If the Executive acquires Shares under the Plan and offers the Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Executive should consult with the Executive’s legal advisor before making any such offer in Australia.

CHINA

TERMS AND CONDITIONS

The following terms and conditions will be applicable to the Executive to the extent that the Company, in its sole discretion, determines that the Executive's participation in the Plan will be subject to exchange control restrictions in the People’s Republic of China (“PRC”), as implemented by the PRC State Administration of Foreign Exchange (“SAFE”):

Vesting. This provision supplements Section 2(a) - Vesting of the Agreement:

Notwithstanding anything to the contrary in the Agreement, the Award will not vest and no Shares will be issued to the Executive unless and until all necessary exchange control or other approvals with respect to the Award under the Plan are obtained from SAFE or its local counterpart (“SAFE Approval”), as determined by the Company in its sole discretion. In the event that SAFE Approval has not been obtained, or the Company is unable to maintain its SAFE Approval, prior to any date(s) on which the Award is scheduled to vest, the Award will not vest until the seventh day of the month following the month in which SAFE Approval is obtained or reinstated (the “Actual Vesting Date”). If the Executive's employment terminates prior to the Actual Vesting Date, the Executive shall not be entitled to vest in any portion of the Award and the Award shall be forfeited without any liability to the Company, the Employer or any member of the Combined Group and its Affiliates.

If or to the extent the Company is unable to obtain or maintain SAFE Approval, no Shares subject to the MTE RSUs for which SAFE Approval has not been obtained or maintain shall be issued. In this case, the Company retains the discretion to settle any MTE RSUs in cash paid through local payroll in an amount equal to the market value of the Shares subject to the MTE RSUs less any Tax-Related Items; provided, however, that in case the Company is able to obtain or reinstate its SAFE Approval with respect to any MTE RSUs, the cash payment for MTE RSUs not covered by the SAFE Approval shall not be made until the SAFE Approval has been obtained or reinstated.

Settlement of MTE RSUs and Sale of Shares. This provision supplements Section 2(b) - Settlement of the Agreement:

Notwithstanding anything to the contrary in the Plan or the Agreement, to facilitate compliance with PRC exchange control restrictions the Executive agrees that any Shares acquired at settlement of the Award may be immediately sold at settlement or, at the Company’s discretion, at a later time (including when the Executive's employment terminates for any reason). If, however, the sale of the Shares is not permissible under the Company’s insider trading policy, the Company retains the discretion to postpone the issuance of the Shares subject to the vested Award until such time that the sale is again permissible and to then immediately sell the Shares subject to the Award. The Executive further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of the Shares (on the Executive's behalf pursuant to this authorization), and the Executive expressly authorizes such broker to complete the sale of the Shares. The Executive acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to the Executive in accordance with applicable exchange control laws and regulations and provided any liability for Tax-Related Items has been satisfied. Due to fluctuations in the share price and/or the United States Dollar exchange rate between the settlement date and (if later) the date on which the Shares are sold, the sale proceeds may be more or less than the fair market value of the Shares on the settlement date (which is the amount relevant to determining the Executive's tax liability). The Executive understands and agrees that the Company is not responsible for the amount of any loss the Executive may incur and that the Company assumes no liability for any fluctuation in the share price and/or United States Dollar exchange rate.

The Executive further agrees that any Shares to be issued to the Executive shall be deposited directly into an account with the Company’s designated broker. The deposited shares shall not be transferable (either electronically or in certificate form) from the brokerage account. This limitation shall apply both to transfers to different accounts with the same broker and to transfers to other brokerage firms. The limitation shall apply to all Shares issued to the Executive under the Plan, whether or not the Executive continues to be employed by the Company, the Combined Group or one of its Affiliates.

Exchange Control Restrictions. By accepting the Award, the Executive understands and agrees that the Executive will be required to immediately repatriate to China the proceeds from the sale of any Shares acquired under the Plan or from any cash dividends paid on such Shares. The Executive further understands that such repatriation of the proceeds may need to be effected through a special exchange control account established by the Company or any Affiliate, and the Executive hereby consents and agrees that the proceeds may be transferred to such account by the Company (or its designated broker) on the Executive's behalf prior to being delivered to the Executive. The Executive also acknowledges and understands that there may be a delay between the date the Shares are sold and the date the cash proceeds are distributed to the Executive. The Executive further agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated broker) to effectuate such transfers.

The proceeds may be paid to the Executive in United States Dollars or local currency, at the Company’s discretion. If the proceeds are paid to the Executive in United States Dollars, the Executive understands that the Executive will be required to set up a United States Dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to the Executive in local currency, (i) the Executive acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and (ii) the Executive agrees to bear any currency fluctuation risk between the time the Shares are sold or dividends are paid and the time the proceeds are converted to local currency and distributed to the Executive. The Executive agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

GERMANY

NOTIFICATIONS

Exchange Control Information. Cross-border payments in excess of €12,500 (including transactions made in connection with the sale of securities) must be reported monthly to the German Federal Bank (“Bundesbank”). If the Executive makes or receives a payment in excess of this amount, the Executive must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) available via Bundesbank’s website (www.bundesbank.de).

Foreign Asset/Account Reporting Information. If the Executive’s acquisition of Shares under the Plan leads to a so-called qualified participation at any point during the calendar year, he or she will need to report the acquisition when the Executive files his or her tax return for the relevant year. A qualified participation is attained if (i) the value of the Shares acquired exceeds EUR 150,000 or (ii) in the unlikely event the Executive holds Shares exceeding 10% of the Company’s Common Stock.

HONG KONG

TERMS AND CONDITIONS

Sale Restriction. Shares received at vesting are accepted as a personal investment. In the event that the Award vests and Shares are issued to the Executive (or the Executive's legal representatives) within six months of the Grant Date, the Executive (or the Executive's legal representatives) agrees that the Shares will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the Grant Date.

NOTIFICATIONS

Securities Law Information. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Executive is advised to exercise caution in relation to the offer. If the Executive is in any doubt about any of the contents of the Agreement, including this Appendix A, or the Plan, the Executive should obtain independent professional advice. Neither the grant of the Award nor the issuance of Shares upon settlement of the Award constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and members of the Combined Group and its Affiliates. The Agreement, the Plan and other incidental communication materials distributed in connection with the Award have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in

Hong Kong and are intended only for the personal use of each eligible employee of the Company or members of the Combined Group and its Affiliates and may not be distributed to any other person.

Nature of Scheme. The Plan is not intended to be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

ITALY

TERMS AND CONDITIONS

Plan Document Acknowledgment. In accepting the Award, the Executive acknowledges that the Executive has received a copy of the Plan and the Agreement, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

The Executive acknowledges that the Executive has read and specifically and expressly approve the following sections of the Agreement: Section 2 - Terms and Conditions; Section 3 - Termination of Employment or Service with the Company; Section 6(c) - Tax Withholding; Section 6(d) - Nature of Grant; Section 6(p) - Governing Law; JURY TRIAL WAIVER; and Section 6(t) - Language.

NOTIFICATIONS

Foreign Asset/Account Reporting Information. If the Executive is an Italian resident and holds investments or financial assets outside Italy (e.g., cash, MTE RSUs, Shares) during any fiscal year which may generate income taxable in Italy (or if the Executive is the beneficial owner of such an investment or asset even if the Executive does not directly hold the investment or asset), the Executive is required to report such investments or assets on the Executive's annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if the Executive is not required to file a tax return).

NETHERLANDS

There are no country specific provisions.

SINGAPORE

TERMS AND CONDITIONS

Restrictions on Sale. The Executive agrees that, in the event that any portion of the Award vests prior to the six-month anniversary of the Grant Date, the Executive will not sell any Shares acquired at vesting prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).

NOTIFICATIONS

Securities Law Information. The grant of the Award is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA under which it is exempt from the prospectus and registration requirements under the SFA and is not made to the Executive with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer and Director Notification Requirement. The Chief Executive Officer (“CEO”) and the directors, associate directors or shadow directors1 of a Singapore Subsidiary or Affiliate are subject to certain notification requirements under the Singapore Companies Act. Specifically, the CEO and directors must notify the Singapore Subsidiary or Affiliate in writing of an interest (e.g., MTE RSUs, Shares, etc.) in the Company or any related company within two business days of (i) its acquisition or disposal, (ii) any change in a previously- disclosed interest (e.g., upon vesting / settlement of the Award or when Shares acquired under the Plan are subsequently sold), or (iii) becoming the CEO or a director.

1 A shadow director is an individual who is not on the board of directors of the Singapore Subsidiary or Affiliate, but who has sufficient control so that the board of directors of the Singapore Subsidiary or Affiliate acts in accordance with the directions or instructions of the individual.

UNITED KINGDOM

TERMS AND CONDITIONS

This provision supplements Section 6(c) - Tax Withholding of the Agreement:

Tax Withholding. Without limitation to Section 6(c) of the Agreement, the Executive agrees that the Executive is liable for all Tax-Related Items and hereby covenants to pay all such Tax- Related Items as and when requested by the Company or any Affiliate or by Her Majesty's Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority).
The Executive also agrees to indemnify and keep indemnified the Company and any Affiliate against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Executive’s behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Executive is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Executive understands that he or she may not be able to indemnify the Company for the amount of any income tax not collected from or paid by the Executive, in case the indemnification could be considered a loan. In this case, the income tax not collected or paid may constitute a benefit to the Executive on which additional income tax and National Insurance contributions may be payable. The Executive will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee National Insurance contributions due on this additional benefit, which the Company or the Employer may recover from the Executive by any of the means referred to in this Agreement.

In addition, the Executive agrees that the Company and/or the Employer may calculate the income tax to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right the Executive may have to recover any overpayment from HMRC or any applicable tax authority.